Exhibit 99.1

PACIFIC CAPITAL

Moderator:  Tony Rossi

October 16, 2003

5:00 pm CT

Operator:

Good afternoon. My name is (Derek) and I will be your conference facilitator. At this time I would like to welcome everyone to the Pacific Capital Bancorp conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star followed by the number 1 on your telephone keypad. If you would like to withdraw your question press star followed by the number 2 on your telephone keypad.

Thank you. I would now like to turn the call over to Tony Rossi of the Financial Relations Board. Please go ahead, sir.

Tony Rossi:

Thank you, operator. Good afternoon, everyone, and thank you for joining us to discuss Pacific Capital Bancorp’s acquisition of Pacific Crest Capital. With us today from Pacific Capital Bancorp are Tom Thomas, President and Chief Executive Officer who is conferencing in from Chicago and Don Lafler, Executive Vice President and Chief Financial Officer who is in Santa Barbara.

They are also joined by Gary Wehrle, Chairman and CEO of Pacific Crest Capital who is conferencing in from PCCI Headquarters in Agoura Hills.

Management will provide a brief overview of the acquisition and then open up the call to questions. During the course of the conference call management may make forward-looking statements with respect to the financial condition, results of operations and business of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the impact of the acquisition of Pacific Crest Capital on Pacific Capital Bancorp operations.

These forward-looking statements may involve certain risks and uncertainties many of which are beyond the company’s control. Forward-looking statements speak only as of the date they are made and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

At this point I’d like to turn the call over to Tom Thomas. Tom?

Tom Thomas:	Thank you, Tony. Good afternoon and good evening to those of you on the East Coast and thank you for joining us today to discuss our acquisition of Pacific Crest Capital, Inc.

For those of you unfamiliar with Pacific Crest Capital I’d like to give you a brief overview of their business. PCCI as it’s known is a specialized small business bank that is primarily involved in commercial real estate lending and SBA lending.

The bulk of their business is conducted with small businesses, entrepreneurs and investors in Southern California but they also underwrite loans for customers in Texas, Arizona, Oregon and (unintelligible) California.

I apologize for this. I do not know who’s calling into my room.

I’ll try to talk over the tones here. Maybe (unintelligible) go away in a second.

Pacific Crest Capital is an extremely well managed high-performing organization that employs a wealth of experience and talented bankers. Over the past several years they have differentiated themselves as a unique and profitable small business bank. This is a quality organization that has generated significant bottom line growth in challenging economic conditions over the past three years.

At the end of this year based on the current run rate of earnings, Pacific Crest Capital will have grown earnings per share by a compound annual rate of over 17% during the past three years by controlling expense levels and maintaining superior asset quality.

When Pacific Crest Capital reported second quarter 2003 results their return on equity for the quarter was 20.6%, their efficiency ratio was 47.89% and there were no net credit losses. In fact on a cumulative basis they have not had any net credit losses over the past five years. This achievement is extraordinary and a testament to the sophistication, discipline and selectivity of Pacific Crest Capital’s credit process.

Following the close of the transaction in the first quarter of next year we intend to leave Pacific Crest Capital’s business model intact allowing their team of highly qualified professionals to continue delivering the superior results that they have historically produced.

We do however believe that through the combination of our two companies we have good opportunities to enhance their operation. Specifically we believe that Pacific Crest Capital will substantially benefit from its association with Pacific Capital Bancorp in a number of ways.

They will be able to offer a greater breadth of loan products to their customers. For example, as part of Pacific Capital Bancorp’s SBA platform we offer SBA express processing, a capability that Pacific Crest Capital does not currently have. This is a more simplified streamlined loan processing capability that is attractive to customers.

With our larger balance sheet to support them, they will have a higher lending capacity. In the future they will be able to offer retail deposit products that can attract lower cost funding and improve the spread they earn on their loans.

And finally they will have the ability to offer our wealth management services to their customer base. They currently have branches in Beverly Hills, Encino and San Diego, California; all markets with excellent demographics for high net worth households. We believe that our wealth management strategy can be particularly successful in those areas.

Because Pacific Crest Capital joins us with an already very low efficiency rate, we don’t anticipate more than modest cost savings opportunities. Our real interest in having this organization join us is our belief that they will serve as an additional growth vehicle in businesses we understand and value.

We view Pacific Crest Capital in much the same way as we do our differentiating businesses like (Unintelligible) and commercial equipment leasing and we expect the (unintelligible) that they will make meaningful bottom line contributions in the future.

I apologize.

Their extensive market reach and SBA lending will substantially increase our own capabilities in this important area and their focus on commercial real estate lending to business customers who are smaller in size than the businesses we usually target will be a very attractive addition to our business lending capabilities.

Both businesses, well run and very successful, will continue to operate relatively independently with the same bankers and management team remaining in place to continue doing what they do best.

At this point I would like to introduce Gary Wehrle, Chairman and Chief Executive Officer of Pacific Crest Capital. Gary will provide a few of his thoughts on the combination of our two companies. Gary?

Gary Wehrle:

Well thank you, Tom, and thank you, Tom, for the great compliment you just paid us in regards to our Pacific Crest financial performance and our employees. I appreciate it very much and I’m sure our employees will also when they listen to this later today or tomorrow.

Let me begin that I very much share’s Tom’s enthusiasm for this partnership. We firmly believe that this will enable us to do more of what we do exceptionally well at Pacific Crest and that’s to service small businesses, entrepreneurs and investors who rely on us for their personal and business banking needs.

As Tom indicated, we will be able to deliver additional product choices as well as provide our customers with the higher lending limits they need to fund their growth. And the financial strength that comes from this partnership with Pacific Capital is key in supporting our future growth plans.

Most importantly, our corporate cultures are very similar. Each of us have employee and customer-centric cultures and both companies employ some of the most skilled and experienced bankers in the industry who are committed to personalized customer service that has historically differentiated our organizations in their respective markets.

We believe that we are an outstanding organization and that we have selected an equally outstanding partner for the future. Tom, thank you and I’ll now turn the call back to you.

Tom Thomas:	Well thanks, Gary. We are delighted with our new partnership.

In terms of guidance we expect the acquisition to close in March of 2004. As I indicated when discussing Pacific Crest Capital’s operating efficiency ratio, they are a lean organization that has done an excellent job of controlling expenses. As such we do not anticipate any significant near-term cost savings.

Our accountants have advised us that Pacific Capital may be required to recognize merger costs. Exclusive of these costs we estimate this transaction will be accretive to Pacific Capital by approximately $0.10 per share in 2004. We expect the transaction to add between $0.14 and $0.17 in earnings per share in 2005.

We are very excited about the addition of Gary and his team to our franchise and we are very pleased that the strong returns that their businesses generate will now benefit our shareholders.

Now we would be happy to address any questions you might have. As we mentioned in our earlier introduction, we are in different locations today. So if we start talking over each other at some point you’ll know the reason.

Operator, we’re now ready for the first question.

Operator:

At this time I would like to remind everyone if you’d like to ask a question please press star followed by the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Manuel Ramirez) with KBW.

(Manuel Ramirez):

Hi, good afternoon. Congratulations on the announcement. Just a couple of quick questions. First, can you talk about how you’re going to finance the deal or finance the cash that you’re using for the deal?

And then secondly, I think that it’s pretty clear that your strategy has been to stay in Ventura County and your (unintelligible) pretty much go out to Ventura County line. And this is a little bit of a departure from that strategy although you don’t have a lot of branches per se in LA county but maybe you could just discuss your thoughts in basically entering a new market.

Thank you.

Tom Thomas:	Thanks, (Manny). It’s Tom. Don Lafler, would you like to talk about the financing and then I’ll talk to the strategy?

Don Lafler:	Yes, thank you, Tom. We will be financing this out of our current liquidity amounts. We do not anticipate needing to go out and to borrow specifically for this transaction.

Tom Thomas:

(Manny), as it relates to the strategy, having known Gary for some time and knowing the quality of the company and their success in both the SBA markets as well as the income producing property market, we thought that these were product and business line activities number one, the SBA would nicely complement our activities.

They have statewide loan production offices in the SBA business as well as presence in Oregon and Arizona that would be a nice platform to continue to build that business on.

Also as mentioned in our press release, on the income producing properties where they’ve had terrific success and fine quality in terms of their business, that their market or their sweet spot is below where we have historically looked.

And there’s the opportunity to do this with our existing customer base within our footprint farther up the central coast as well as continuing to grow the activities they have and the relationships they have with a number of referral sources.

So those were the two driving components. We think the presence of the three offices that they have – two in LA County, Encino and Beverly Hills, as well the one in San Diego County – they have positioned these very well as gathering spots, funding spots, for their businesses and also in markets, as I mentioned in my comments, with great demographics as it relates to high net worth individuals which play very well into our wealth management.

And we have been working internally to develop a platform in the wealth management area to take out business “outside our footprint,” this business. So we really look at these offices which are very well designed and very upscale in terms of the customer experience, that we think this is a great opportunity to show that there is a place to take our wealth management platform.

(Manuel Ramirez):	Terrific. Thank you very much and congratulations.

Tom Thomas:	Thank you.

Operator:	Your next question comes from (Mike McMahon) with Sandler O’Neill.

(Mike McMahon):	Good afternoon and congratulation to both of you.

Gary Wehrle:	Well thanks, (Mike).

(Mike McMahon):	(Manny) just asked two of my questions but I’ve got two more here. Under what name will Pacific Crest operate going forward?

Tom Thomas:

(Mike), we’re going to continue to look at that. I know that Gary feels and we certainly respect his judgment that in at least one of the businesses there, there may be some brand recognition. Of course with the name Pacific Crest which I was worried I was going to stumble over, between that and Pacific Capital, the names are quite similar.

So we’ll be discussing that and in terms of how we can allow them to continue to grow their business and also how we can tie it into our network of community banks. But that’s not fully decided at this point in time.

(Mike McMahon):	And then what will Gary’s role be? Or Gary, what will your role be?

Tom Thomas:	Go ahead, Gary, you can answer that question.

Gary Wehrle:

I’m going to be an executive vice president of the bank and basically my primary responsibilities will be for our two operating units – the income property operating unit and also the SBA unit. Of course we have heads of those units but they will continue to report to me and I will in turn report to Tom.

So I agreed to commit to myself to three years to this transaction to make sure there’s a very smooth situation here. And I’m very pleased with that assignment because it allows me to focus solely on these operating businesses and anything else Tom wants to throw my way.

Tom Thomas:	And also, (Mike), Gary will be part of our 10, now 11, member senior leadership team so a very key part of our operating management of the company.

(Mike McMahon):

Oh, that’s excellent. And (Manny) asked one of the questions I wanted to ask which was about your strategy and staying within your non-metropolitan area but if I heard it right, and I just want to get a clarification here, for businesses that – let me do it a different way.

Your strategy in terms of staying out of the metropolitan areas is more aimed at I’ll call it your retail banking business as opposed to businesses that can be conducted in a wider geographic area, is that correct?

Tom Thomas:

That’s correct. We as I think you and I and others who are on the call have talked about, the metropolitan markets tend to be very location driven and we don’t see the (unintelligible) growth of our company in the metropolitan areas, continuing to grow them in Ventura County and up in the northern part.

But with this opportunity and the initial thought when we talked with Gary is that we weren’t sure how the branch system would fit in as three branches. But after studying it we think this is a great opportunity to demonstrate the portability of our wealth management strategy.

Gary Wehrle:

Yeah. I should mention, (Mike), that these three branches as you know are Encino is the wealthiest area in the San Fernando Valley. Beverly Hills is a very wealthy area and downtown San Diego they’re building $1 million, $2 million condominiums all over the place. So all three of these branches are not in a typical environment.

Plus as Tom mentioned, they’re very upscale so I think in that sense they kind of fit the culture although they’re not exactly in the urban centers if you know what I mean.

(Mike McMahon):	Right. Great. Well congratulations. It’s a very good transaction.

Gary Wehrle:	Thank you, (Mike).

Operator:	Your next question comes from (Todd Hagerman) with (Fox Pitt Kelton).

(Todd Hagerman):	Good evening, everyone.

Tom Thomas:	Hi, (Todd).

Gary Wehrle):	Hi, (Todd).

Don Lafler:	Hi.

(Todd Hagerman):

If you could, a couple of questions for you, Tom and Don. One, perhaps if you could provide a little bit more detail in terms of your accretion assumption that you mentioned not much in the way of cost save expected but if you could just put a little bit more detail around those assumptions for us.

Don Lafler:	We estimated 15% cost savings in our modeling. What else would be helpful to you?

(Todd Hagerman):	Any revenue enhancements or synergies, anything like that?

Don Lafler:	Well certainly Tom’s been talking about the wealth management and the possibilities of that and that’s important to us.

(Todd Hagerman):	Okay.

Tom Thomas:

And I think Gary could probably touch on the fact that the additional capacity we provide in growth because in the five previous mergers that we’ve done since 1997, really if you look at them it’s been the revenue growth that’s been the key point in their contributions more than it has been the cost saving component.

Gary Wehrle:

I think basically our platform, our SBA lending platform, and our income property lending platform which are highly automated and highly systematized and been refined immensely particularly in the income property area over the last 10 or 15 years, is a very both street smart and highly analytical and computer processing driven system.

So those two platforms can be leveraged. I mean in other words once you have the major back office and all these different components of running those operations in a central corporate sense, then adding the sales people and adding an additional credit analyst here and there is pretty easy given we have the top management, senior management that’s been in these businesses for 15, 20 years running the operation.

So I think in a sense there’s a lot of leverage to expand these operations. And of course the new geographic footprint of Pacific Capital in the central – our geographic overlap in these businesses is virtually zero. We primarily operate in areas where Pacific Capital doesn’t operate and vice versa so it’s almost no geographic overlap. So we have the advantage of putting their products in our geography and vice versa.

So in that sense there is a lot of potential for growth and revenue enhancement without expanding overhead very much. And I think that was also, you know, these small public companies like ours spend an awful lot of money on annual reports, SEC filings, all kinds of stuff that we do – audits, regulatory compliance – there’s an awful lot that just falls by the wayside without even any employee attrition at all.

But ultimately just from attrition we’ll probably save money there also with employees just from attrition alone.

(Todd Hagerman):

Okay and then you mentioned one issue that I would be interested in hearing more about just in terms of the technology and the platforms between the two companies. You mentioned how you expect to leave Pacific Crest on a standalone but what are your ideas in terms of just kind of the integration process there and with the different platforms and how you’re going to kind of meld the organizations together on a go-forward basis?

Tom Thomas:

I think (Todd), as we’ve spoken with you is that in the third quarter of next year and spoken in general to all of you that we’re going to be moving the now existing Pacific Capital Bancorp, pre-announcement of our transaction with Pacific Crest, to a client server operating platform.

And we are going to move the existing Pacific Capital banks onto that prior to them bringing Pacific Crest into it. So they will continue to operate autonomously within the framework of reporting through to Gary and Gary to me through all of 2004.

And the integration of them into our operating systems will come in the beginning of the 2005 year and thus the difference in the exclusive of merger costs of contributions from them in 2004 versus 2005.

(Todd Hagerman):	And so do you have a number yet you can talk about in terms of merger-related costs expected like, you know, in ‘04 when the deal closes?

Tom Thomas:	Don, do you?

Don Lafler:	For merger costs? We’re estimating 3% on the merger costs of the transaction value.

Tom Thomas:	So it’ll be 3% of the 135.8?

Don Lafler:	Yes.

(Todd Hagerman):	Okay.

Don Lafler:

When we talked – when I mentioned the 15% on the cost saving, we are not anticipating that that’s going to occur immediately in 2004. This is what we will work up to because as Tom indicated, for instance the IT integration will not take place until 2005.

(Todd Hagerman):	Right. Okay. And I apologize for so many questions. Just any balance sheet impact, Don, just in terms of your capital? What it’s going to do to the balance sheet?

Don Lafler:	We have run all of our projections in terms of capital adequacy and we would remain well capitalized when we close this close to the end of the first quarter of 2004.

(Todd Hagerman):	Great, thanks very much.

Don Lafler:	Thank you.

Tom Thomas:	Thank you, (Todd).

Gary Wehrle:	Thanks, (Todd).

Operator:	Once again in order to ask a question please press star followed by the number 1 on your telephone keypad.

Your next question comes from (Brett Rabitin) with FTN Midwest Research.

(Brett Rabitin):	Good afternoon, guys.

Tom Thomas:	Hi, (Brett).

Gary Wehrle:	Good afternoon.

(Brett Rabitin):

A couple of questions. One, wanted to talk about the loan portfolio some. You talked about the growth potential going forward but as I show it the loan portfolio hasn’t been meaningfully increasing over the past year or two. So I was curious about one, what the sort of growth prospects were and what they were specifically related to.

And then secondly, wanted to get a little more detail on the loan portfolio. Obviously good credit quality metrics but wanted to hear some thoughts on CRE and just kind of how underwriting is typically done.

Gary Wehrle:	You want me to do that, Tom?

Tom Thomas:	Would you please?

Gary Wehrle:

Okay. As far as first of all the loan growth – we’ve been a company that historically has grown, you know, we’ve averaged up until recently about a 14% compounded rate of growth in our loans up until recently. The only reason we’ve flattened out primarily is two-fold.

One, general economic conditions being a little bit slow, people who own real estate haven’t been inclined to sell it and put their money in the stock market. You know what’s happened in the stock market. So there’s been a little bit of slowness in economic activity.

And beyond that this low interest rate cycle has caused a lot of people to go out and refinance and shop loans and so we’ve been affected a little bit by payoffs.

I believe that as we come out of this interest rate cycle and of course, we’ve had a very low average loan limit. Our average loan is only about $800,000 in our income property so it’s a very low – we keep our loans very, very small.

So we have a couple of things. We have the fact that we keep our loans small, that the interest rate cycle has hit us a little bit plus some other factors — the economy in general.

But as interest rates begin to rise that phenomena of everybody shopping for loan payoffs and people kind of holding onto real estate, not investing in it, will change. Across the board, we’re finding in Southern California across the board almost every lender that has a budget for income property loans is off budget. So it’s kind of an industry-wide phenomenon.

But we averaged 14% over the last five years and I would expect with a little more geographic diversity and as interest rates begin to rise and ultimately they will, they won’t stay here forever, our growth rate will be pretty good. And then again being able to do larger loans will help also.

So that’s the major part of that. Is there anything else on that, (Brett)?

(Brett Rabitin):

Well the other piece was I was wanting to kind of hear your thoughts on the loan underwriting process and kind of what your metrics were for your standards in the loan portfolio. Obviously you have good credit quality metrics but just wanted to get some detail on, you know, how you underwrite loans.

Gary Wehrle:

Yeah, we give a pretty full description of that in our 10Q and 10K as far as what we try to do in a macro sense and to a limited extent, in a micro sense. But basically what it amounts to is, we try to look at the economic cycle and interest rate cycle in a 5-year or 10-year time horizon.

And because we recognize that income property lending is cyclical and it’s a function of where you are in the interest rate cycle and where you are in the economic cycle. And also where you are in terms of the boom and bust building cycle. All those cycles are very relevant to your long-term success in this business.

So for example, just to give you one example of how that’s managed. In the last 18 months we’ve had these historically low interest rates. When a loan comes in to qualify say LIBOR plus 350 on a floating rate; that might have been below 5% and generally speaking, we’ve required 1.3 debt service coverage at 8%.

So when you really work the math on that loan it might be paying you 5% interest. When you work the math on his debt service on our loan from the property it comes out to maybe be close to around 2 to 1 – 2 times debt service coverage based on current interest rates.

By the way, that’s a factor that, one, that’s how we manage the cycle a lot. We kind of look at the cycle and say we’re at the wrong point in the cycle to underwrite it the way we used to. And that’s one part of it.

The other part of it, when we underwrite that way and none of our competitors do, it obviously slows down our volume. So we’ve done a lot in this cycle to try to look at it from the point of view of we look at this thing on kind of a five-year cycle basis and try to more or less do more volume when things are good and do less volume when things are bad.

Also the large geographic swath that we have allows us to, for example, if San Diego County were less in a boom and bust building cycle than say Ventura County we could shift to the places that are less involved in what we call a boom and bust building cycle. So that’s the kind of thing we do here.

Also on a micro level – that’s a broad policy type macro perspective but it’s extremely important in this business. On a micro level we basically are very hands on. For example we have a real estate analyst who goes out and talks to tenants. We do an outside third-party appraisal and our real estate analyst goes out and talks to tenants.

He reviews the appraisal and all five members of our senior credit committee are really very, very highly skilled at I won’t say they’re appraisers but they’re very highly skilled at valuing property. So we think like investors. We don’t think like lenders. We think what would somebody pay for this property and what’s the probability if tenants leave that you can get a new tenant in at certain lease rate.

So it’s a very hands on, very street-smart type approach but it’s also supplemented by a lot of automation and a lot of analytics that go into the process. So it’s a combination of analytics and street smarts but it’s generally speaking we don’t see too many lenders that jump through as many hoops as we do on the micro level and certainly not on the macro level.

The macro level for example right now, you know, a lot of people are underwriting properties that are selling at 5% or 6% cap rate. And we generally don’t underwrite anything less than a 9% cap rate so it’s a lot of differences in the way we operate compared to say, a traditional real estate lender.

(Brett Rabitin):

Okay. And then Gary, just one last question. You as a large shareholder, I especially was curious about your thoughts on sort of the decision to sell. You mentioned some of the things – the loan size limits and what not – wanting to kind of hear your thoughts on sort of the framework of selling the company.

Gary Wehrle:

Well we thought – first of all I’ve known Tom well for five years and we get along very well. I respect him a lot and I do think that in the five years – we have been on several California bankers’ committees together over the last five year including the Executive Committee of the Board of Directors.

So we’ve gotten to know each other very well and I have a very high regard for the culture that they have in their bank and the people. It was very unusual that a bank quite honestly of that size would have a culture as similar to ours in terms of the way they treat people and treat customers. So that was a very big consideration.

And secondly, we thought the price was very fair for our shareholders so we had 50% appreciation each of the last two years and, you know, now with this $26 price we’re up about 60% this year so the price we think for our shareholders was very good, very fair.

And it was a combination of the employee/customer centric cultural match and the respect for the people, the respect for the people that we’ve met there. And a combination of that and the fact it was a very good deal for our shareholders. Those are the two motivating factors.

So that I think worked out well, to give our employees, I think ultimately the overwhelming majority of our employees will have more opportunity.

(Brett Rabitin):	Okay, thanks a lot.

Gary Wehrle:	Thank you.

Tom Thomas:	I would say the same for my feeling about Gary, (Brett), that he said about our company and the people that we’ve met there. We’re really excited about this.

Operator:	Your next question comes from Joe Morford with RBC Capital Markets.

Gary Wehrle:	Hi, Joe.

Joe Morford:	Hi, there. Good afternoon.

Tom Thomas:	Good afternoon.

Joe Morford:

Gary, I  wondered if you could just kind of refresh my memory a little bit as to just how the businesses of Pacific Crest breaks down between the SBA and the income property platforms. And as to the latter, it’s my understanding it’s really the biggest niche is in the multifamily properties as opposed to maybe say office or industrial or something like that.

Gary Wehrle:

Yeah. Okay again on the income property loans first of all on your first question, Joe, the percentages – right now the percentages are overwhelmingly heavy on the income property side compared to the SBA side in terms of (unintelligible). It’s like $32 million compared to $408 million so it’s a scale of about 10 to 1.

But having said that, this SBA business, a lot of the expansion we’ve been doing in the last year has been adding people and infrastructure and we’ve gotten continued expansion SBA preferred lender statuses so, you know, recently we got Arizona for example and recently we got Northern California.

So as we’ve added on these new preferred lender – by the way, five SBA preferred lender districts in the state of California and I think most banks just have their territory and not other territories. We have all five. We have virtually – we have the entire state of Arizona and we have all but a little area along the Snake River in Oregon. So our footprint is very large in the SBA.

Our infrastructure, most of it’s been built, we’ve been in the business for five years but it’s a chicken and egg type business. You can’t build a business until you have the preferred lender so it’s kind of a chicken and egg type thing.

So you peck away at it until you get all these preferred lender and then you build – you accelerate your infrastructure. So the point I’m making is, it’s very possible that the volumes going forward would be totally disproportionate to these (unintelligible).

The SBA volume could be for example $80 million and the income property lending could be $90 million or $120 million, something like that. And it would not bear any resemblance to these (unintelligible) that we have right now just because of the infrastructure we’ve built and the preferred lending footprint we have.

So I think it will shift as time goes along in terms of our operation. We’re not discounting the income property thing and the ability to expand it but just because the base of that SBA business, the (unintelligible) are so small, it will accelerate much more rapidly percentage-wise.

Joe Morford:	Sure. Okay and on the income property side, is it mostly multifamily stuff?

Gary Wehrle:

Yeah, on the income property side we give a very, very detailed breakdown in the 10Q but just let me give you a thumbnail sketch. A thumbnail sketch we show all the different property types and we show the amounts and the average size. And I think we also do it, show it by location, by geographic location.

But having said that we stay away from things that we believe are overly prone, we tend to be very careful. Things that are prone to what we call the boom and bust building cycle. And that means things that go straight up in the air for 20 stories and that would be large office buildings, particularly urban office buildings. It would be, you know, large apartment complexes.

We like things that are in fully bought areas that require land and can’t go up in the air. And that’s again our conservative bias for – so what kind of properties fit that mold. Little neighborhood convenience centers fit that mold. That’s probably our primary products.

You know, most of them, I’d say 98% of them don’t go up two stories. They go one story and they require four parking spaces for every thousand square feet of space. So they’re very hard to duplicate.

They’re very hard – they’re not prone to the boom and bust building cycle and (unintelligible) the replacement cost could be as high in many cases as 150%, 160% of the actual cost somebody’s buying one for. So it’s almost like an irreplaceable type – no boom and bust building cycle.

The other product that’s like that is small industrial that’s scattered around these counties. The small industrial buildings that are maybe concrete (unintelligible), maybe 20,000 square feet. Maybe they have three tenants. Those kind of buildings are a little less prone particularly if they were fully bought out areas, a little less prone to the boom and bust building cycle.

So you’ll notice when you look at our 10Q that those kind of products tend to dominate. We do some odds and ends stuff too. We probably have a few fast food restaurants. Usually we have a corporate lease on those like maybe a Jack-In-The-Box.

We do a few credit deals where the tenant is more of a credit tenant and so it might be in a different kind of property, different kind of tenant but it’s a credit tenant. But that’s typically those two products – industrial and those small neighborhood convenience centers.

I hesitate to say retail because they’re really not retail. These are places where you get your hair cut, where you get your cleaners. And since our spin-off by the way, these loans – since our spin-off 10 years ago the loans that have gone through our core processing system in this income property side – Tom mentioned our terrific net credit loss experience.

But in that 10 years the ones that have gone through the core processing system, we haven’t had a single default. Not a single one in 10 years. Probably close to $1 billion in lending and the only defaults we had in this thing was a portfolio that we purchased from somebody else and one time we made the mistake of thinking we could broker loans to conduits. The conduit bought backed out of the deal and we had a small loss a couple of years later but those didn’t go through our core.

You know, one was a loan purchase pool. We had one very tiny loss. And the pool worked out very well by the way. Very profitable. We had that one tiny loss. And then on this other one it was just an experimental thing that I quickly realized it was a mistake to rely on somebody else. So we’ve had a great record just doing it very carefully.

Tom Thomas:	Gary, you might mention your spin-off was from Foothill Capital.

Gary Wehrle:	Yes, the Foothill Group was the parent company. Many of you know Foothill Group that’s now owned by Wells Fargo. They’re the only Wells Fargo Company I believe that was allowed to keep their own name.

And eight years after the merger – it’s interesting – the eight or nine top people at Foothill are still there so it’s a very unique kind of merger and they’re doing very well under the – they were actually bought by Norwest which then in turn became Wells Fargo.

So that was a very successful company that purchased the price — and I started with Foothill by the way when it was about $7 million or $8 million in capital and we were probably traded and the deal with Norwest was $500 million acquisition price so I had that experience.

And this bank by the way was owned by Foothill. We’re now 29 years old and of that 29 years, 10 we’ve been out on our own. For 19 years we were owned by Foothill so we were part of the Foothill family.

Joe Morford:	Great, that’s very helpful. Thanks, Gary.

Gary Wehrle:	Thanks, Joe.

Operator:	Your next question comes from (Gene Geller) with AG Edwards.

Gary Wehrle:	Hi, (Gene).

(Gene Geller):	Hi, Gary.

Gary Wehrle:	How you doing?

(Gene Geller):	Good, good.

Gary Wehrle:	(Gene) is in our local AG Edwards office here in Oxnard.

Tom Thomas:	Great.

(Gene Geller):	Well I think that everybody’s asked every possible question and in note of efficiency, I don’t think you’ll have to change your letterhead too much. I think (unintelligible).

Gary Wehrle:	Well ironically we have the same initials, PCB is the same initials and Pacific Capital sounds a lot like Pacific Crest.

(Gene Geller):

Well the main things I wanted to know before when I first called was what your role was going to be but that’s already been asked. So I’ll just say it sounds like a perfect fit and I know my people I put in the stock are all very happy and I’m pleased and I’ll be talking to you in the next few days.

Gary Wehrle:	Okay, (Gene), terrific. Appreciate you calling in.

(Gene Geller):	All right. Again, congratulations.

Gary Wehrle:	Thanks, (Gene).

(Gene Geller):	Bye-bye.

Operator:	You have a follow-up question at this time from (Manuel Ramirez).

(Manuel Ramirez):

Hi, a couple more questions for you. Don, can you maybe explain to us a little bit what this does to your interest rate sensitivity, not having that much familiarity with Pacific Capital’s balance sheet?

Second, does this create any sort of capital constraints on you in the first quarter when obviously the balance sheet floats up a little bit with the RAL program.

And then, Tom, maybe if you could discuss whether or not there are other bidders? I would doubt it since you tend to do negotiated transactions but I’m just curious. Thank you.

Don Lafler:	With respect to the capital, we will specifically be closing the transaction after the height of the RAL season so we do not anticipate that there will be capital impact to us.

We also do not anticipate very much change with respect to interest rate sensitivity from the acquisition.

Gary Wehrle:

Yeah, I might mention on that, Don, that we at Pacific Crest here we have significantly hedged against rising interest rates by tying up approximately $200 million in various types of borrowings, mostly FHLD, and to a lesser extent trust preferred securities all on a fixed rate basis for two to five years. That gives us a lot of insulation against rising interest rates.

I won’t say that we’ll have a tremendous gain from rising interest rates but it will have a minimal impact. So I think that our addition, hopefully, I mean the way we run the company we don’t like to take any interest rate risk hardly at all so I think our addition because of the way we structure our balance sheet, should not impact this much larger organization.

(Manuel Ramirez):	And Don, that trust preferred that Gary’s talking about, that’ll all count as tier-1 capital for you?

Don Lafler:

Yes. Because of our larger size we’ll be able to use all of it in Tier 1 capital. And right now Gary has not been able to use all of it as part of his Tier 1 capital due to the size constraints of the calculation of tier-1 capital.

Gary Wehrle:	Right. We have $29 million and we’ve only able to count about $14-1/2 million or so – about half of it – as Tier 1 capital. And of course they’ll be able to use all of it so that’s a benefit.

Tom Thomas:

(Manny), as to the second part of your question, I have to defer somewhat to Gary but it was certainly not a bid process. There may have been other interested parties but Gary never used that as a leverage point. And so I’m not aware. But I can tell you it was not a bid situation.

Gar Wehrle:

No, you know there have been people that have proposed feelers to us and, you know, over the last couple of years and for one reason or another it never seemed to be quite the right fit or quite the right price.

And you know, one advantage is when you begin to get a little recognition like Pacific Crest has in the last couple of years, it becomes I think a little more possible that you could do a merger because you’re not that extremely undervalued anymore. I don’t think we’re as extremely undervalued for example as we were obviously from a couple of years ago.

So it makes it easier for the board to say well, we’re not badly valued and we’re getting a little premium here so that that was part of the equation. I think just market economics helped out a lot and also the cultural fit. And we think the price is – there’s been a lot of analysis done on this price and we think it’s extremely fair.

(Manuel Ramirez):	Terrific. Thanks again.

Gary Wehrle:	Thanks, (Manny).

Operator:	We have no further questions at this time.

Tom Thomas:

Thank you, operator. Once again I’d like to thank everyone for joining us today. We look forward to speaking with you again next week, in fact next Thursday morning when Pacific Capital Bancorp will report its third quarter results.

So thank you for joining us and have a great evening. Good-bye.

Gary Wehrle:	Thank you.

Operator:	This concludes this evening’s Pacific Capital Bancorp conference call. You may now disconnect.

END